Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of BioRestorative Therapies, Inc. (the “Company”) on Form S-8 (File Nos. 333-196299, 333-203310, 333-210555 and 333-214621) of our report dated March 21, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2016.

/s/ Marcum llp
Marcum llp
New York, NY
March 21, 2017